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DIGIMARC CORPORATION

Moderator:   Bruce Davis

May 1, 2008

3:20 p.m. ET

Operator:

Good morning.  My name is (Ashley).  And I will be your conference operator.  At this time, I would like to welcome everyone to the Digimarc first quarter earnings call.  All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star and the number one your telephone keypad.  If you have already done so, please press the pound sign now and press star one again to ensure your question is registered.  Thank you.

Mr. Davis, you may begin your conference.

Bruce Davis:

Good morning and welcome to our Q1 2008 financial results conference call.  Mike McConnell, our CFO, is with me on the phone.  We issued a press release earlier today announcing that our Q1 2008 financial results.

The objectives of this call are to summarize and comment on these results, review significant business developments and market conditions, including the pending sale of our ID Systems business to L-1 Identity solutions, and provide an update on execution of our strategy for 2008.

This Webcast will be archived in the industrial relations section of our Web site.  Before we proceed, please note that during the course of this conference call, we will be making forward-looking statements regarding management’s opinions and expectations about Digimarc’s business, its markets and financial performance, and the announced transaction with L-1 Identity Solutions, including the expected dilution as a result of anticipated option exercises in connection with the transaction that are based on a current understanding and expectations.

These statements are subject to assumptions, risk, uncertainties, and changes in circumstances, including assumptions about Digimarc and L-1 stock prices, methods of option exercises and option exercise behavior.

Actual results may vary materially from those expressed or implied by such statements.  For more detailed information about risk factors that may cause actual results to differ from expectations, please see the company’s filings with the SEC, including our form 10Q, to be filed within the next few days, and our earnings release posted on our Web site.

During the course of this conference call we will also refer to certain non-GAAP financial measures as defined by the SEC and Regulation D.  The definitions of these non-GAAP financial measures, our reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are included in the earnings release for the quarter.

The earnings release can be found on the homepage of our Web site.  Keep in mind that any guidance we offer will represent a point-in-time estimate, which (inaudible) the claim and the obligation to revise or update any guidance or other forward-looking statements to reflect events or circumstances that may arise after the date of this call.

Now let’s proceed.  There are, indeed, exciting times.  During 2007 we made great progress in executing our strategic plan.  Key financial measures of gross margin, EPS, adjusted EBITDA, and cash flow all significantly improved from fiscal 2006 on a similar level of revenues, as we delivered more than $11 million of improvement in our bottom line and significantly better cash flow for the second year in a row, including nearly $19 million of adjusted EBITDA, representing 17 percent of revenues.

As the year ended, we announced some historic strategic licensing and services agreement with the Nielsen company, amidst many other signs of progress in the adoptions of digital watermarking technology.

In the first quarter of 2008, when the announced pending sale of our ID Systems business to L-1 for approximately $250 million in cash and stock, based on the value of L-1 common stock at the time of the announcement.

Now in the first quarter of 2008, we report record revenues, with good growth in both ID Systems and digital watermarking.  Mike will begin this update call by commenting on the financial results for Q1 and the outlook for 2008.

But I will return to provide updates on Nielsen, the sale of our ID Systems business, other aspects of execution of our 2008 annual operating strategy and plan.  Mike?

Michael McConnell:

Thanks, Bruce.  And good morning to everyone.  Our Q1 financial results were generally in-line with prior guidance and significantly better than last year after (inaudible) the impact to cost related to the cost to the pending acquisition of our ID Systems business by
L-1.

More specifically, Q1 revenues were a record $30.6 million, 14 percent higher than the prior year.  With the ID System revenues of $25.5 million growing 9 percent over the prior year, and digital watermarking revenues of $5.1 million growing 46 percent over prior year.

Gross margin for the quarter improved two points over the prior year to 39 percent, reflecting financial leverage in our operations, supporting higher revenues.  Operating expenses for the quarter, excluding the $1.1 million of acquisition-related cost, were $12.4 million compared to $11.4 million in the prior year.

The increase in expenses is largely due to increased compensation costs associated with an accrual for bonuses where none were accrued in 2007.  The cost of living salary increase for employees other than executive officers and high stock compensation costs from higher accruals results from the adoption of FAS 123R in 2006.

The 6 cent per share loss included acquisition-related costs equal to 5 cents per share.  The 1 cent loss prior to accounting for these costs was a 4 cent improvement over the 5 cent loss a year ago.

Adjusted EBITDA for the quarter, including the effects of $1.1 million in acquisition-related costs, was $3.9 million compared to $3.5 million in the prior year.  Capital expenditures for the quarter, $3.6 million, or $3 million lower than the prior year, reflecting a lower rate of investment as we neared completion of several large projects began in 2006 and 2007.

Cash flow from operations was $8.6 million compared to $5.4 million in Q1 of 2007, reflecting higher revenues and improved receivables and inventory management, and to a lesser extent, a higher rate of non-cash charges (with) appreciation.

Our balance sheet strengthened and cash and equivalents grew by more than $4 million to $37 million.  Working capital now stands at more than $37 million with a current ratio of more than three to one.

We continue to operate free of long-term debt.  Our long-term liabilities consist primarily of deferred revenue and some smaller amount of capital leases.  Our backlog is approaching record levels with a quarter imbalance of approximately $280 million.  The $65 million backlog for digital watermarking accounted for nearly one-third of the total — I’m sorry, one-quarter of the total.

For further discussion of 2008 results, our business and financial models, and risk and prospects for our business, please see the form 10Q that we expect to file within the next few days.

Next I’ll say a few words about our financial expectations for 2008.  Regarding the financial guidance for remainder of 2008, the most significant change since our last guidance release, the pending sale of our ID Systems business.

The legal and accounting costs associated with the transaction are expected to increase our operating expenses by several million dollars prior to the anticipated closing in the second half of the year.

With regards to other aspects of financial performance, and assuming we continue to operate our entire business as an independent entity for the rest of 2008, we note that all areas of our business showed robust growth in 2001.  As the remainder of 2008, as noted in the prior call, we expect to gain clarity during the second quarter on a number of factors affecting near-term revenue growth.

We note that digital watermarking revenues grew 46 percent in Q1 over the prior year.  We anticipate continuing robust demand in this area.  In the ID Systems area, recall that the primary catalyst for near-term growth and revenues is Real ID-driven upgrades, and in particular, the federal funding is scheduled for release soon.  As grant monies are awarded, we’ll have a better idea of the potential impact on 2008 ID System revenue growth rates.

Capital expenditures for the year are likely to be a bit higher than (2000) levels at around $20 million.  Actual spending may vary depending on possible delays in existing programs and the timing and type of orders received during the year.

Excluding the impact of acquisition-related costs, we expect continuing improvement in our cash flow metrics with 2008 operating cash flow and adjusted EBITDA growing by more than 30 percent and 10 percent respectively over 2007 levels, with each measure expected to exceed $20 million. And free cash flow growing to more than $5 million in 2008 from a deficit in the prior year, free cash flow meaning operating cash flow, less capital expenditures.

Again, excluding the impact of acquisition-related costs, and taking into account the effects of non-cash charges for amortization of intangibles, depreciation, and stock compensation, EPS for the year may range from a small loss to a small profit subject to the timing and mix of various aspects of revenue growth I explained a few moments ago, and the rate of investments in supporting higher revenues in future periods that we deem appropriate.

Absent any unavoidable delays in program deliveries, second-quarter revenues are expected to be 5 to 10 percent higher than last year.  We expect to show a small loss for the quarter, excluding merger-related costs.

We plan to file a Form 10 Registration Statement to register the shares of the spun-off digital watermarking entity which we refer to as new Digimarc, within four to six weeks.  It will provide further details about the new Digimarc and its financial model.  Form 10 will include financial statements for the three years ended December 31st, 2007, and the (stub) period from March 31st, 2008, respectively.

Bruce will now provide an update on the pending sale of our ID Systems business to L-1 and our executions of strategy, then offer some closing remarks.

Bruce Davis:

Thanks, Mike.  On March 24th, we announced we’d entered into a definitive agreement with L-1 to sell our ID Systems business for $250 million in cash and stock based on the value of L-1’s common stock at the time of the announcement.

The transaction is expected to close in the second half of 2008, subject to regulatory and shareholder approvals.  The boards of both companies have unanimously approved the merger agreement.

The legal structure of the transaction (contemplates) a spin-off of our digital watermarking business and all cash held by Digimarc, including restricted cash, into a new publicly-held corporation immediately preceding the closing, followed by a merger of the remainder of Digimarc with a subsidiary of L-1.

Shares issued in the spin-off will be distributed pro rata to Digimarc’s stockholders.  L-1 will invest $5 million in the new Digimarc, which will be known as Digimarc Corporation, remain headquartered in Beaverton, Oregon, and is expected to retain the Digimarc stock symbol.

The fair market value of the shares issued on the spin-off for tax and other purposes is expected to be determined at or about the time of the closing on a basis consistent with normal and (customary) risk factors applied in such transactions.  There will be further discussion of fair market value calculation and tax implications in the Form 10 Registration Statement that we will file with the SEC in the near future.

In addition to shares issued in the spin-off, Digimarc stockholders will receive an aggregate of $120 million in cash, and up to $143.5 million of L-1 stock.  The actual number of L-1 shares to be issued will depend on the average trading price for 20 trading days (pending) five days apart at the closing.

The number of L-1 shares will be fixed to the proximately 10.3 million shares if the 20-day average is at or between $11 and $14 a share, and at 11.3 million shares if the 20-day average is below $11.  If the 20-day average is above $14, the number of shares to be issued to Digimarc stockholders will be adjusted so that the aggregate value of the L-1 shares to be received in the merger will not exceed $143.5 million.

The most recent closing share price of L-1 was $14.41.  The value received for each Digimarc share in connection with the spin-off and merger will be equal to the total of all consideration, meaning shares issued in the spin-off, L-1 shares, and cash, divided by the total Digimarc shares outstanding at closing.  At March 31st, there were approximately $22 million Digimarc shares out standing.

The number of shares outstanding at closing is likely to be significantly more than the current shares outstanding due to stock option exercises between now and then.  The merger agreement provides that all outstanding Digimarc stock options will accelerate and become exercisable immediately before the spin-off.

Upon completion of the merger, all unexercised options will be cancelled.  The number of shares that will be exercised is largely determined by our share price between now and the closing of the transaction.

The decision whether to exercise will depend on whether the market price of the shares exceeds the exercise price of the options during that period.  Options for several million shares may be exercised.

For an overview of the number of options outstanding at various exercise prices, see Table F-28 in our form 10K, dated February 29th, 2008.  A similar table, updated through March 31st, will be presented in our form 10Q we will file shortly.

Executive officers and members of the board will not buy or sell any shares pending the close.  At close we expect them to exercise in the money options.  Between now and the close, non-executive employees will be permitted to exercise options and buy and sell shares during normal trading windows.

We expect that the dilution from stock option exercises will be in the range of 8 to 10 percent.  The actual dilution will largely depend on fluctuations in the price of Digimarc shares between now and close.

With this summary of financial terms in mind, let’s turn to an overview of the process between now and close.  Work in under way on a number of tasks, including the following.

Negotiation of various ancillary agreements, including a separation agreement for dividing assets and liabilities between the digital watermarking business and the ID Systems business.  A transition services agreement and an intellectual property license.

The Hart-Scott-Rodino filing with the U.S. Federal Trade Commission and the U.S. Department of Justice.  The filing with the SEC of S-4 Registration Statement by L-1 with respect to the shares that L-1 intends to issue in connection with the merger, which filing will include a proxy statement for the Digimarc special stockholder meeting.

A filing with the SEC of a Form 10 Registration Statement by Digimarc, providing details of the spin-offs of new Digimarc including three years of audited financial statements for the digital water marketing business.  And the Digimarc special’s shareholder meeting and vote.

L-1 will file with the SEC a registration statement on S4 to register the L-1 shares which will include the proxy statements from Digimarc.  That’s expected to be filed within the next month.

We’ll also be filing a Form-10 registration statement.  Form-10 will include more detailed information about the spin-off including the audited financial statements for the last three fiscal years.  We currently plan to file this registration statement within four to six weeks.  The statement that explains the business and the associated risks of the spin-off corporation, provides historical financial information about the digital water-marking business and information regarding expected composition and compensation of offers and directors.  And register some stock that will be distributed to the Digimarc shareholders.  There’s a review period for this filing as well.

After clearance by the SEC, Digimarc will provide notice of a special meeting of shareholders together with the proxy statement on Form-10.  We expect to convene the special stockholder meeting about a month after the notice is sent to stockholders.  L-1 and Digimarc contemplate completion of the spin-off and merger promptly and after the shareholder approval and the receipt of any remaining regulatory approvals.

The combination of L-1 and Digimarc’s ID systems business will provide significant benefits to both companies and their customer’s partners, and IB issuers and relying parties more generally worldwide.  The transaction offers a clear investment path and a liquidity even for both value and growth investors in Digimarc.  Our stockholders will receive stock in L-1 and the new Digimarc enabling them to continue investing in two terrific growth opportunities.  In identity management which is expected to grow domestically due to federal legislation such as real ID and (Woody) and globally.  And digital watermarking where the adoption of our technology is spreading from digital images, bank notes and secure credentials, television, movies, music, video games, and packaging and more.  Financially this is an attractive transaction unlocking unrecognized shareholder value in that the breakup value evidenced in this transaction provides a substantial premium to the trading of value of Digimarc stock immediately prior to the announcement.

We expect there to be many benefits for ID issuers including a broader range of solutions including central issue over the counter hybrid issuance production, a wider range of secure carbon materials, biometrics and data and document authentication solutions and greater systems integration expertise.  Expect extensive industry knowledge and experience of the combined teams, improved quality of service and program management resulting from combined call center around field service teams, increased competency across the entire organization for combined systems, processes, staff experience, expertise an economies of scale.  The development of innovative technologies resulting from a broader array of security products and futures offered by the combined companies.  Improved ability to help issuers meet current and future legislative requirements such as real ID, (Woody) and other laws and regulations at the state and national levels.

With new legislative requirements and available federal funding, more companies are looking to meet our customer’s requirements for complete credentialing systems that encompass enhanced IT systems.  Our combined domain knowledge and solutions will help us meet these growing demands.

We’ll have enhanced responsiveness delivery service and support and better integration of applications, cameras, car production, secure card solutions, biometric technologies, applicant and document validation solutions.

Turning now to strategy execution, independent of the pending transaction we had an excellent start to the new year in the first quarter.  The second quarter could be quite interesting and informative and show continuing signs of progress.  As I mentioned earlier, we believe that the federal government intends to grant $81 million to support real ID initiatives some time late in the second quarter.  Fourteen of our customers have submitted applications for funding.

Regardless of the outcome of this grant process our customers have many projects in the works.  With $60 million of bookings in the first quarter, alone, we anticipate a very busy year ahead for our ID systems business.  As for the watermarking business, we expect the Form-10 registration statement to provide details about the business and its prospects with historical financials and management’s discussion about factors effecting financial performance.  We believe that the watermarking business as a standalone company will have a promising future.

After years of investment and an incredibly hard work by our employees and teaching the market the virtues of digital watermarking and then reshaping the Polaroid assets we have reached the inflection points that we anticipated.  They L-1 transaction is the consummation of a seven-year-long reshaping of the Polaroid assets into a high quality supplier and a highly valued asset.

Through good strategy, wise investment and hard work, we turned the original $60 million investment into what we expect to be a significant return.

After the closing we will focus all of our energies on further realization of our vision for digital watermarking and deliver sustained profitable growth for our shareholders.

This concludes our prepared remarks.  Thank you very much your interest and support and we’ll now take questions.

Operator:

At this time, I would like to remind everyone in order to ask a question, please, press star then the number one on your telephone keypad.  Again, that’s pressing star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.  We’ll pause for just a moment to compile the Q&A roster.

Our first question is from Jeremy Grant with Stanford Group.

Jeremy Grant:

Hey, good morning, gentlemen.

Bruce Davis:

Hi, Jeremy.

Jeremy Grant:

I wanted to actually start off asking you a bit about watermarking revenues this quarter, they were up, I think a little over five million which was quite a boost from what we’ve seen both the previous year and the previous quarter. And I wondered if you could talk a bit, one about what drove this higher number?  And two if it’s something we should be thinking about on the analyst side about what this means for the rest of the year.  I think your previous guidance, what you expected, watermarking revenue to be about 30 percent over the ‘07 numbers.  But if this $5 million continues as the run rate, that would imply a bit of a higher number.

Bruce Davis:

First, with regard to Q1, what was going on there, we actually had good business across a number of different revenue sources for digital watermarking.  We also, of course, had our first full quarter of involvement with Nielsen.  And so we’re quite comfortable with the prior guidance growth rates and we think there’s a good chance that we made exceed it significantly for the year.

Jeremy Grant:

OK, so the prior guidance, I mean my calculations based on the ‘07 numbers was, I think, right around 17 million.  So that would suggest that to hit the guidance you obviously have to slow down the Q1 base.  But you think — you’re saying there’s a possibility there’s upside to that 17 million number?

Bruce Davis:

Yes.  There’s a lot going on in the media business right now.  It’s a very exciting time.  As you know, there are many, many companies now that have begun to focus on a different approach to managing media on the Internet.  And so our Nielsen initiative is one among many initiatives in that area.  Everyone is finally starting to understand that the notion that was prevalent in prior years of kind of shutting down the internet is not feasible.  And so if you can’t shut it down you have to learn to manage it better.  And we think Nielson is uniquely positioned as the global leader in market intelligence to help everyone to build business models in that environment.  And that’s really the nature of our project.

But because of the clear need and the massive scale of that need, we’re seeing lots of people getting involved in the business too.  So we believe we’re going to have significant growth in our watermarking revenues this year.  And at this point we’re not revising guidance, but I would express confidence in the guidance provided previously and note that there’s a pretty good chance we’ll do better than what was said.

Jeremy Grant:

Alright.  Hey are you able to break out with the Nielson deal underway, how much – what, I guess what kind of role that that played in bumping it to this much higher number in the watermarking level in this quarter.  I know you don’t get into specific deal terms, but…

Bruce Davis:

Well the Form 10 would show, we’re working on.  And we’ll file pretty soon.  We’ll actually have the kind of detail that you’re looking for Jeremy.  And so given that we have the statement in the works, I think its probably best practice here to allow us to complete that work and to make that filing and then to discuss the contents of the filing generally with everyone.

Jeremy Grant:

Sure, you know, if I can ask the question a different way, I think there was a $60 or $65 million in backlog specifically from watermarking.  And…

Bruce Davis:

That’s right.

Jeremy Grant:

...$65 million.  What was – I don’t think we broke those numbers out before in terms of total backlog.  Can you discuss how much of that is new, quarter over quarter?

Mike McConnell:

This is Mike, Jeremy.  Let me cover a couple of things.  A little clarity on the revenues.  For the first time every we supplied differentiation between services and products and subscriptions.  Products and subscriptions for watermarking is primarily a licensing.  And so that, you have now comparative numbers for the quarter and then that will be in the Form 10 as well for the prior three years.  So that gives you some indication where the growth is coming in.  And in both services and licenses as well.

As for the backlog, we have not provided that.  But obviously with all of the contracts that we have, that has been growing, the Nielson contract clearly has a substantial increase impact that we booked in Q4.  This is the first quarter breakout.  We’ll be providing on a go forward basis what that is every quarter so you’ll be able to see the comparison.

Jeremy Grant:

OK.  I guess is there a way to talk about, you know, what the time frame of that backlog being realized is, or – you know, I’m trying to drill down here obviously with the acquisition announced of the ID systems unit, you know, to a certain extent there’s a big number between the cash and the value of that one stock you’ll get.  And it’s pretty clear where the stock’s been.  The market is very much undervaluing at least from my estimates where the IP assets are in this surviving company.  So you know trying to drill down to the extent you can without the Form 10 being filed, I think, would be helpful for all of us to understand, you know, how to be explaining all of this.

Mike McConnell:

I think the best advice is wait for the Form 10 because it will give much more clarity on backlog and projected revenue streams, you know, for the year and so forth.  So and we hope to have that in the four to six week time frame.  So, just be a little bit more …

Bruce Davis:

Yes, I think Jeremy, think of us as what we’re doing as an IPO, the Form 10 is a registration statement.

Jeremy Grant:

Oh, yes I get all that.  I’m just trying to figure…

Bruce Davis:

It’s only going to talk about the watermarking business.  So it’s going to answer all of these questions.  And I would prefer to answer them in that document rather than answer them a few weeks ahead of time informally.

Jeremy Grant:

OK.  Hey, let me just shift real quick to (Hart Scott Rodino), the initial application has been filed, was my understanding?

Bruce Davis:

That’s right.

Jeremy Grant:

OK, and so we’re looking at probably a mid-May piece of news as to whether we get to go anywhere beyond the 30 day review?

Bruce Davis:

No, not necessarily.  The process is not as cut and dry as that might imply.  So, you know, we’re going to work with the government here to allow them to do a proper investigation or reach the right conclusions.  And we’ll take whatever time they feel is necessary to do that.

Jeremy Grant:

Good, I guess, if you could walk me through the process a little bit, my understanding is that there is an initial 30 day review and then if they’re interested in looking deeper, they’ll signal that they want to look beyond the 30 days or is that – is there a little bit more of a nuance description of it?

Bruce Davis:

There’s more flexibility in the process than that would imply in that the filers may voluntarily waive that 30 days.

Jeremy Grant:

OK, that…

Bruce Davis:

If they need a little more time in lieu of doing a second request they could merely talk to the filer about extending their filing.

Jeremy Grant:

OK.  So this would be something I’m familiar with like the 50th sponsors like for example, for foreign acquisitions where you can conditionally re-file and sort of restart the 30 day clock in an effort to force an answer.

Bruce Davis:

Exactly.

Jeremy Grant:

So that continues to slide.

Bruce Davis:

Yes, that would be the alternative, right.

Jeremy Grant:

OK.  So that’s more of a negotiation then as opposed to sort of forcing a deadline.

Bruce Davis:

That’s right.

Jeremy Grant:

I have a couple of other questions.  Let me drop back in the queue and let some others in.  Thanks.

Bruce Davis:

OK, thanks, Jeremy.

Operator:

Our next question is from Bill Gibson with Noland Burger.

Bill Gibson:

Hi.  Bruce, I know you recently announced, you know, several new licenses on digital watermarking.  So aside from Nielson, relatively small.  And so this is going to be a two prong question.

Can we expect more of those announcements in the next six months?  And then two, are there potentially bigger announcements from some of the companies at this point, may benefit from theft of media on the internet?

Bruce Davis:

Well I won’t embrace your specific time frame of six months, but I would note that our basic business strategy is much in property license so we’ll continue to license lots of people, I hope, and have that be a good flow.

We’re looking at a range of business partners as you see; you refer to some of the smaller players.  We’re knitting together business partners that can support an ecosystem to build the kinds of applications that watermarking can enable.

And so we’re big players want to play.  I think there’s a pretty good understanding in the marketplace that it’s a good idea to have business relationships.  We’re quite open to that.

But we also greatly value our entrepreneurial business partners and the investments that they’re making the development of technology and markets.  And so, we like to see a mix and we’re hoping that some of our entrepreneurial partners will score big and that’s really explicit in our business model, the financial leverage that we seek in the model.

And so those smaller players can actually have a quite a big effect if they’re successful.  And obviously larger players generate a more predictable and larger revenue stream in the early stages.

Bill Gibson:

Good, thanks, Bruce.

Bruce Davis:

Yes.

Operator:

Our next question is from Andy Hargrove, with Pacific Crest.

Andy Hargrove:

Hi, guys.

Bruce Davis:

Hi.

Andy Hargrove:

Can you give us a sense of how much Nielson is actually represented in the quarter?

Bruce Davis:

no.

Andy Hargrove:

Will that be in the Form 10 in terms of being a 10 percent customer?

Bruce Davis:

Probably.

Andy Hargrove:

OK.  Can you maybe break out whether or not Blue Ray was of meaningful portion of the growth there or is that not really kicked in yet?

Bruce Davis:

Not yet.

Andy Hargrove:

OK.

Bruce Davis:

Now let me reiterate something I didn’t call out specifically earlier, and update here.  In our last call I said that I thought that there’d be some potential for some greater visibility in Q2, one of the points related to federal grant money.  I do think our prediction as far as we can tell right now, was well founded.  So Q2 could be quite interesting with respect to the federal grant money.

The other point related to Blue Ray and you know whether we’d be able to figure out if the final license is coming together by Q2.  I still hope that will be true.  I don’t know yet.  It’s obviously not in the publicly announced, so we’re keeping our fingers crossed that it will be.

Once that the license is final, then we’ll be able to generate a better sense of what the income flow will look like and the ramping of the income flow.  But right now they’re still operating under the interim license, as far as we know.

Andy Hargrove:

OK.  And then the third question I have related to that is there seems to be a resentment upwards of the Q1 watermarking revenue from last year.  Did I read that right?  It seems like it was different that what we had kind of seen before.

Mike McConnell:

I don’t think… this is Mike… I don’t think we disclosed watermarking revenues in the prior year.

Bruce Davis:

In the quarter.

Mike McConnell:

Yes.

Bruce Davis:

Yes, I don’t think we give a prior year ago because we just started towards the end of ‘07 talking about watermarking product separate from IT revenues.

Mike McConnell:

The Form 10 will show the four quarters, will actually show five quarters.  It will show all four quarters of ‘07 and the sub period for ‘08 of the revenue breakdown.

Andy Hargrove:

OK.  Thanks, guys.

Bruce Davis:

Yes, yes, the Form 10 we expect will be quite informative because revenue sources that were not material under the existing business here will become material for the watermarking spin-off.  And so there’ll be a lot more visibility responding to the types of questions you’re raising here, I’d expect.

Operator:

Our next question is from the line of Baron Silverberg with Burnham Asset Management.

Baron Silverberg:

I wonder will you apply to the IRS for tax-free treatment on the spin-off of the watermarking business.

Bruce Davis:

Mike, do you want to handle that?

Mike McConnell:

We’ll have all that information on the tax side in the filings.  You know our approach; I think we talked about this being a taxable transaction in the original release.  And until we get all the filings complete, that’s kind of where we stand today.

Baron Silverberg:

Thanks.

Operator:

Our next question is a follow up question from the line of Jeremy Grant with Stanford Group.

Jeremy Grant:

Thanks.  Hey, a couple more questions.  One I think you mentioned overall bookings were very strong in Q1 particularly coming out of the drivers license space.  And I guess what I’m trying to dig into a little bit is, you know, we sort of talked about a couple of things that could be a catalyst for that market to pick up again.  The first is obviously federal grant money coming out, which everybody loved, and that’s sort of the easy one.  But, the other is, just the fact that, you know, the shackles are maybe off the states now to make some upgrades that they’ve been holding back on for a couple of years just because you finally actually have some real ID regulations that are out there that show them the path that they’re supposed to be on.  And, I was wondering if you could talk a bit about whether that later factor has been a catalyst in the interim in some of the state activity?

Bruce Davis:

Yes, the states are now moving forward with programs that have been impeded by the ambiguity of REAL ID.  And, so we are seeing what we had predicted, which is a substantial pick up in business, independent of any federal funding, due to greater clarity about the direction of federal regulation.  So, when I talk about the grants in Q2 I’m talking about sort of blowing the covers, if we happen to score there.  Even if that gets delayed, even if it doesn’t happen and if we don’t get much of the money, we are quite comfortable with our plan and we see our customers moving forward at a much better pace of upgrades than for the past three years.  But, if we can get a piece of that early money, it’s really going to be very meaningful to our business.

So, that’s how we look at that situation.  We’re not saying, geez, we hope there’s some grant money and that will give us some growth.  We’re expecting good growth regardless.  But, if we get the grant money, then that gets layered on top, as we’ve talked about in the past.  We’ve taken a kind of contingent approach to this, making sure that we’re ready with resource plans to accommodate incremental spending driven by federal grant money.  But, we have not been sitting here waiting for it and depending on it in our basic operating plan.  We see good demand from our customers, independent of that money.

Jeremy Grant:

OK, good to know.  Question on OPEX, I think Mike mentioned that most of it was due to higher compensation and both the R & D number as well as the G & A number were up a little bit above where we were expecting things to come in.  Is there anything more, is there actually more money being spent in each of those areas outside of comp that we should be forecasting going forward?  Or, I guess the other question is, are these numbers a good one to expect for the rest assuming the company stays in one piece.

Bruce Davis:

Well, first all the areas were hit with comp.  All the OPEX areas, even in the area of cost of goods sold.  So, that’s number one.  So, that’s part of the reason for the upside.  In addition, the compensation generally was higher in Q1 this year versus last year because our annual focal point adjustments are like April one of every year.  And, other items impacting that, Q1 is always a little bit higher in the finance and legal because of all the audits and 10-K fine that goes on in that timeframe, and so, it drops a little bit.  If you look at the trend over the last couple of years, you’ll see that Q4 and Q1 are kind of high in that area and Q2 and Q3 are more normalized.

Mike McConnell:

I think, Jeremy to add a little more color, the executive salaries stayed where the were, but all the non-executive salaries were increased according to a budget of a little less than four percent, which is kind of consistent with what we can discern in relevant labor markets as an appropriate increase.  And, last year we accrued no bonus because we were not meeting our objectives and this year we are and thus there is a bonus accrual in there that wasn’t there last year.  And then we have this artifact, if you like, of the stock compensation being included in our income statements so, that is causing some apparent growth without any actual growth.

Then the last element is that business is good, and we have increased our resources in the front end of the business, in anticipation of business continuing to grow.

That gives you a little more color on the Q1 space and expectations about how OpEx will go throughout the year.

And then, the transaction-related expenses were quite heavy in Q1.  We would expect Q2 would be pretty heavy, too.  And then, either the deal is closed or it is continuing on.  If it’s continuing on, then we would expect those incremental expenses to decrease in size a bit in subsequent quarters.

Jeremy Grant:

OK.  Was any – I haven’t looked at the numbers – was any significant new grants of options issued in this quarter that we’ve got to be watching on dilution calculations?

Michael McConnell:

Mike, nothing other than our normal annual grants and reviews.

Jeremy Grant:

OK.  So, nothing unusual.  OK.

Michael McConnell:

No.

Jeremy Grant:

All right.  That’s about all I have.  Sounds good.

Bruce Davis:

OK.

Operator:

And again, if you would like to ask a question, please press star, then the number one on your telephone keypad.

Our next question is from the line of Kevin Henehan with KMH Capital Advisors.

Kevin Henehan:

Congratulations on the record revenues in Q1.  Can you hear me OK?

Bruce Davis:

Yes.  We can hear you just fine.  Thank you, Kevin.

Kevin Henehan:

OK.  I wondered, since the enhanced server’s license program kicked off in the State of Washington, I don’t know if you can talk a little bit about that.  And if you’re seeing continued interest from other states in that program, or a similar program.

Bruce Davis:

The State of Washington program is going great.  They’re very happy, and the citizens seem to be embracing the product opportunity as a convenient and low-cost means of providing a border crossing credential.

There are many other states interested in the enhanced driver license, and we hope that many, if not all of them will choose to do business with us on that product, given that we were first to market with a successful implementation.

So, we’re working on it.  There is expressed demand in a number of states, and we’re active wherever we see an opportunity.  And we hope we can deliver some incremental business there during the year.

Kevin Henehan:

OK.  And then a second question.  I saw a comment that you made, I think to an Oregon business journal, a local paper there, talking about the headcount at the two businesses, and what it would look like, assuming the sale of the ID business, you know, (all one) went through.

Can you give us an update on this call what the employee headcount would look like at Digimarc’s – at new Digimarc – after assuming the deal does close?

Bruce Davis:

You may have been reading some speculation by the business journal.  I don’t recall talking to them about this subject.

But in response to your question, we are in the planning process for new Digimarc.  And the Form 10 work that’s being done in terms of historical modeling is really a critical foundation for understanding the expected financial performance of that business as it’s spun out.  And the headcount and the compensation strategy for that business will be derived, if you like, from our objectives to make that a successful business.  So we haven’t come up with a staffing plan yet for it.  But as we approach the close, we will have a – quite a clear idea what we’re going to do there.

Kevin Henehan:

OK.  But let me ask it maybe slightly differently.  If you – you’ve already contemplated selling the ID business to L1.  Would it be fair to say that most of your ID employees would go over, you know, and continue in that division under L1’s ownership?

Bruce Davis:

According to the terms of the merger agreement, the ID employees will go to L1, then L1 will make adjustment about what their proper staffing needs are.  The ID business then will be properly staffed, and then there will probably be some employees who will not have an opportunity in either business.  But we’ve not quantified that, nor identified the – what we call services allocation of employees ...

Kevin Henehan:

Sure.

Bruce Davis:

...specifically.  So they’re ID employees, they go to L1; they’re Watermark employees, they go the new Digimarc.  And then there’s shared services employees who go one place or the other or neither.  And so we’ve not made those judgments yet.

Kevin Henehan:

OK.  Thanks, Bruce.

Bruce Davis:

Yes.

Operator:

And there are no further questions at this time.  Do you have any closing remarks?

Bruce Davis:

I want to thank everyone for their participation, and as we’ve noted here, we’re off to an excellent start on the year, and we’re quite enthusiastic about business potential.  We’re delighted about the (interest buy with) L1.  We think they’re a terrific company and that our assets will fit very well into their strategy and make a significant contribution to their success.  So thank you all.  We’ll look forward to talking to you again in a quarter or so.

END